Exhibit (11)

March 31, 2021

Nuveen New York Municipal Value Fund

333 West Wacker Drive

Chicago, Illinois 60606

RE:    Nuveen New York Municipal Value Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen New York Municipal Value Fund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the post-effective amendment to the Acquiring Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 31, 2021 (the “Registration Statement”), with respect to the Acquiring Fund’s common shares of beneficial interest, $.01 par value per share (the “Acquiring Fund Shares”), to be issued in exchange for the assets of Nuveen New York Municipal Value Fund 2, a Massachusetts business trust (the “Acquired Fund”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement as the successor to Nuveen New York Municipal Value Fund, Inc., a Minnesota corporation (the “Predecessor Fund”).

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

(b) a copy of the Acquiring Fund’s Declaration of Trust, dated November 12, 2020, as filed with the office of the Secretary of the Commonwealth of Massachusetts on January 13, 2021 (the “Declaration”);

(c)    a certificate executed by the Secretary of the Acquiring Fund, certifying as to the Declaration, the Fund’s By-Laws, certain resolutions adopted by the Fund’s Board of Trustees at a meeting held on November 16, 2020 (the “ Resolutions”) and to certain other matters;

(d) a printer’s proof of the Registration Statement received on March 31, 2021;

Morgan, Lewis & Bockius LLP

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Nuveen New York Municipal Value Fund

March 31, 2021

(e)     a copy of the Agreement and Plan of Reorganization, dated as of October 16, 2020, by and between the Predecessor Fund and the Acquired Fund providing for (a) the acquisition by the Predecessor Fund of substantially all of the assets and substantially all of the liabilities of the Acquired Fund in exchange for the Predecessor Fund’s Shares, (b) the pro rata distribution of such shares to the holders of the shares of the Acquired Fund and (c) the subsequent termination of the Acquired Fund, as executed by the parties thereto (the “Reorganization Agreement and Plan”);

(f)    a copy of the Agreement and Plan of Reorganization, dated as of March 29, 2021, by and between the Predecessor Fund and the Acquiring Fund providing for (a) the acquisition by the Acquiring Fund of all of the assets and all of the liabilities of the Predecessor Fund in exchange for shares of beneficial interests in the Acquiring Fund, (b) the pro rata distribution of such shares to the holders of the shares of the Predecessor Fund and (c) the subsequent termination of the Predecessor Fund, as executed by the parties thereto (the “Change in Domicile Agreement and Plan,” and together with the Reorganization Agreement and Plan, the “Agreements and Plans”); and

(g)    a copy of the form of assignment and assumption agreement by and between the Predecessor Fund and the Acquiring Fund relating to the assignment of the Reorganization Agreement and Plan from the Predecessor Fund to the Acquiring Fund (the “Assumption Agreement”);

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (d) above; (ii) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (iii) each of the Acquired Fund and the Predecessor Fund has taken all actions necessary under its charter and applicable state law to authorize the execution and delivery of the applicable Agreements and Plans and the issuance of its shares in connection with the Reorganization, including the vote of its shareholders as set forth in the Registration Statement; (iv) the Reorganization Agreement and Plan has been assigned to and assumed by the Acquiring Fund pursuant to the Assumption Agreement; (v) any other consents or approvals required for the Reorganization will have been received; (vi) the Declaration, the Resolutions, and the Agreements and Plans will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; and (vii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

Nuveen New York Municipal Value Fund

March 31, 2021

This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply. In addition, to the extent that the Acquiring Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Acquiring Fund with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Acquiring Fund’s Declaration and the Resolutions and for the consideration described in the Reorganization Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP